Exhibit 10.6

ACQUISITION AGREEMENT

by and among

COMMERCETEL CORPORATION,

COMMERCETEL, INC.,

MOBILE VISIONS, INC.,

MOBIVITY, LLC

and

THE CONTROLLING OWNERS IDENTIFIED HEREIN

ACQUISITION AGREEMENT

ACQUISITION AGREEMENT (this “Agreement”), dated April 8, 2011, but effective as of April 1, 2011 (the “Effective Date”), by and among CommerceTel Corporation, a Nevada corporation (“Parent”), CommerceTel, Inc., a Nevada corporation (“Buyer”), Mobile Visions, Inc., a Delaware corporation ("MV"), Mobivity, LLC, a Delaware limited liability company (“Mobivity”) and each of Gary Laden, Gregory Harris and Mark Harris (the “Controlling Owners”, and together with MV and Mobivity, the “Mobivity Sellers”).

WITNESSTH:

WHEREAS, MV and Mobivity conduct a business which provides a mobile messaging and mobile marketing platform and services (the “Mobivity Business”); and

WHEREAS, MV owns the assets listed on Schedule 1 hereto, which are owned, used or held for use in connection with the operation of the Mobivity Business (the “MV Assets; and

WHEREAS, Mobivity owns the assets listed on Schedule 2 hereto, which are owned, used or held for use in connection with the operation of the Mobivity Business (the “Mobivity Assets”); and

WHEREAS, Buyer desires to purchase the MV Assets and the Mobivity Assets, and the Mobivity Sellers desire to sell the MV Assets and the Mobivity Assets on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Definitions.

(a) The following terms, as used herein, have the following meanings:

“Acquiror Securities” means the Parent Shares and the Buyer Note.

“Closing Date” means the date of the Closing.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws (including common or case law), regulations, ordinances, rules, judgments, judicial decisions, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes into the environment, including (without limitation) ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes or the clean-up or other remediation thereof.

“Intellectual Property Rights” means all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patents and industrial property rights; (v) other proprietary rights in Technology of every kind and nature, whether arising by operation of law, by contract or license, or otherwise; and (vi) all registrations, applications, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (i) through (v) above.

 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Mobivity Business IP Rights” means all Technology and Intellectual Property Rights owned, held or used in the conduct of the Mobivity Business by any Mobivity Seller, including but not limited to: (i) the goodwill associated with any trademarks or service marks; (ii) rights to sue for past, present and future infringements or misappropriation of any Technology or Intellectual Property Rights, including the right to recover damages therefore, and the right to receive royalties, license fees and income from any Technology or Intellectual Property Rights; and (iii) any rights at common law directly arising from any Technology or Intellectual Property Rights and any licenses with respect to any Technology or Intellectual Property Rights, including, without limitation, those Mobivity Business IP Rights listed on Sections 3.15(a) and 3.15(b) of the Mobivity Disclosure Schedule.

“Parent Shares” means the shares of common stock of Parent to be issued to MV pursuant to Section 2.01(a).

 “Permitted Lien” means (i) Liens for taxes not yet due or being contested in good faith, or (ii) Liens which do not materially detract from the value of any MV Asset or Mobivity Asset as now used, or materially interfere with any present or intended use of any MV Asset or Mobivity Asset.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality.

“Post-Closing Tax Period” means any Tax period (or portion thereof) ending after the Effective Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the close of business on the Effective Date.

 “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Registered IP” means all Intellectual Property Rights that are registered or filed with or issued by any governmental authority, including all patents, registered copyrights, and registered trademarks and all applications for any of the foregoing.

"Taxes" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, uses, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

“Technology” means all products, product developments, apparatus, data, databases and data collections, diagrams, inventions (whether or not patentable), know-how, logos, marks, methods, processes, proprietary information, protocols, schematics, specifications, algorithms, APIs, software, software code (in source code and executable code), techniques, user interfaces, URLs, web sites, works of authorship, network configurations and architectures, documentation, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Buyer Note	2.01(b)
Closing	2.02
Commission	4.04
Commission Documents	5.05
Contract	3.06(i)
Damages	8.02
Governmental Entity	3.03
Material Adverse Effect	3.01
Mobivity Assets	Recitals
Mobivity Assets Purchase	2.01(b)
Mobivity Assets Purchase Price	2.01(b)
Mobivity Balance Sheet	3.07
Mobivity Balance Sheet Date	3.05
Mobivity Business	Recitals
MV Acquisition Consideration	2.01(a)
MV Assets	Recitals
MV Assets Acquisition	2.01(a)
Permits	3.11
Securities Act	2.02

ARTICLE II
PURCHASE AND SALE

Section 2.01 Acquisitions.  Upon the terms and subject to the conditions of this Agreement:

(a) MV Asset Acquisition.  Buyer agrees to acquire from MV, and MV agrees to transfer, assign and deliver, to MV, all of the MV Assets (and all goodwill associated therewith), free and clear of all Liens (the “MV Assets Acquisition”), in exchange for 1,000,000 shares of common stock (the “Parent Shares”), $0.001 par value, of Parent  (the “MV Acquisition Consideration”). The MV Acquisition Consideration will be paid as provided in Section 2.02.

(b) Mobivity Asset Purchase.  Buyer agrees to purchase from Mobivity, and Mobivity agrees to sell, transfer, assign and deliver, to Mobivity, all of the Mobivity Assets (and all goodwill associated therewith), free and clear of all Liens (the “Mobivity Assets Purchase”).  The purchase price for the Mobivity Assets (the “Mobivity Assets Purchase Price”) is (i) $64,969 in cash; and (ii) a secured promissory note, substantially in the form of Exhibit A hereto, in the principal amount of $606,054 (the “Buyer Note”).  The Mobivity Assets Purchase Price will be paid as provided in Section 2.02.

Section 2.02 Closing.  The closing (the “Closing”) of the MV Assets Acquisition and the Mobivity Assets Purchase hereunder shall take place at the offices of Buyer in San Diego, California (or via electronic exchange of closing documentation in PDF or other mutually acceptable format) as soon as possible, but in no event later than three business days, after the satisfaction of the conditions set forth in Article VII, or at such other time or place as Buyer and Seller may agree and shall be deemed to effective for all purposes as of the Effective Date.  At the Closing,

(a) MV Assets Acquisition.

(i)  Buyer will deliver to MV stock certificates representing the Parent Shares constituting the MV Acquisition Consideration. The shares will be divided into three stock certificates, each representing 540,000, 360,000 and 100,000 shares respectively.

(ii) MV and Buyer will enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B.

(iii)MV will deliver to Buyer such deeds, bills of sale, assignment, certificates or title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance reasonably satisfactory to Buyer and its legal counsel and executed by MV.

(b) Mobivity Assets Purchase

(i)  Buyer will deliver to Mobivity the cash portion of the Mobivity Assets Purchase Price in immediately available funds wired to an account designated by Mobivity, or by a certified check or such other method as may be agreed by Mobivity and Buyer.

(ii)	Buyer will deliver to Mobivity the Buyer Note.

(iii)	Mobivity and Buyer will enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B.

(iv)
Mobivity will deliver to Buyer such deeds, bills of sale, assignment, certificates or title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance reasonably satisfactory to Buyer and its legal counsel and executed by Mobivity.

All Acquiror Securities to be issued hereunder shall be deemed “restricted securities” as defined in paragraph (a) of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).  All Acquiror Securities to be issued under the terms of this Agreement shall be issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.  Certificates representing the Acquiror Securities to be issued hereunder shall bear a restrictive legend in substantially the following form:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered for sale, sold, or otherwise disposed of, except in compliance with the registration provisions of such Act or pursuant to an exemption from such registration provisions, the availability of which is to be established to the satisfaction of the Company.

Parent and Buyer agree to issue or reissue certificates representing any of the Acquiror Securities, without the legend set forth above if at such time, prior to making any transfer of any such Acquiror Securities, the holder of the Acquiror Securities shall give written notice to Parent and Buyer describing the manner and terms of such transfer and removal as Parent and Buyer may reasonably request.  Such proposed transfer and removal will not be effected until: (a) either (i) Parent and Buyer have received an opinion of counsel reasonably satisfactory to Parent and Buyer, to the effect that the registration of the Acquiror Securities under the Securities Act is not required in connection with such proposed transfer, (ii) Parent and Buyer have received other evidence reasonably satisfactory to Parent and Buyer that such registration and qualification under the Securities Act and state securities laws are not required, or (iii) the holder of the Acquiror Securities provides Parent and Buyer with reasonable assurances that such security can be sold pursuant to Rule 144 under the Securities Act (which may include an opinion of counsel); and (b) either (i) Parent and Buyer have received an opinion of counsel reasonably satisfactory to Parent and Buyer, to the effect that registration or qualification under the securities or “blue sky” laws of any state is not required in connection with such proposed disposition, (ii) compliance with applicable state securities or “blue sky” laws has been effected, or (iii) the holder of the Acquiror Securities provides Parent and Buyer with reasonable assurances that a valid exemption exists with respect thereto (which may include an opinion of counsel ).  Parent and Buyer will respond to any such notice from the holder of the Acquiror Securities within three (3) business days.

Section 2.03 All Liabilities Retained by Mobivity Sellers.  Notwithstanding any provision in this Agreement or any other writing to the contrary, neither Parent nor Buyer is assuming any liability or obligation of any Mobivity Seller (or any predecessor owner of all or part of the Mobivity Business) of whatever nature whether presently in existence or arising hereafter.  All such other liabilities and obligations shall be retained by and remain obligations and liabilities of the Mobivity Sellers, including (without limitation) any liability or obligation for Tax arising from or with respect to MV, the Mobivity Assets or the operations of the Mobivity Business which is incurred in or attributable to any Tax period ending on or prior to the Effective Date.

Section 2.04 Assignment of Contracts and Rights.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any MV Asset or Mobivity Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof to in any way adversely affect the rights of Buyer or MV or Mobivity thereunder.  Each of MV and Mobivity and Buyer will use their best efforts (but without any payment of money by MV or Mobivity  or Buyer) to obtain the consent of the other parties to any such MV Asset or Mobivity Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request.  If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of MV or Mobivity thereunder so that Buyer would not in fact receive all such rights, each of MV and Mobivity and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to Buyer, or under which MV or Mobivity would enforce for the benefit of Buyer, with Buyer assuming MV’s or Mobivity’s obligations, any and all rights of MV or Mobivity against a third party thereto.  Each of MV and Mobivity will promptly pay to Buyer when received all monies received by MV or Mobivity under any MV Asset ot Mobivity Asset or any claim or right or any benefit arising thereunder.  In such event, MV and Mobivity and Buyer shall, to the extent the benefits therefrom and obligations thereunder have not been provided by alternative arrangements satisfactory to Buyer and MV and Mobivity, negotiate in good faith an adjustment in the consideration paid by Buyer for the MV Assets and the Mobivity Assets.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE MOBIVITY BUSINESS

Each Mobivity Seller, jointly and severally, hereby represents and warrants to Parent and Buyer that:

Section 3.01 Organization.  Each of MV and Mobivity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each of MV and Mobivity is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects (a “Material Adverse Effect”) on the Mobivity Business.   The Mobivity Sellers have heretofore delivered to Buyer accurate and complete copies of the Certificate of Incorporation and Bylaws or other applicable organizational documents, as currently in effect, of each of MV and Mobivity.

Section 3.02 Authorization.  The execution, delivery and performance by each of MV and Mobivity of this Agreement and the consummation by it of the transactions contemplated hereby are within its organizational powers and have been duly authorized by all necessary organizational action of MV and Mobivity.  This Agreement has been duly and validly executed and delivered by each of MV and Mobivity and constitutes a valid and binding agreement of each of them, enforceable against it in accordance with its terms.

Section 3.03 Governmental Authorization; Consents.

(a) The execution, delivery and performance by MV and Mobivity of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority (a “Governmental Entity”).

(b) Except as set forth on Section 3.03 of the Mobivity Disclosure Schedule, no consent, approval, waiver or other action by an Person (other than any governmental body, agency, official or authority referred to in (a) above) under any contract, agreement, indenture, lease, instrument, or other document to which MV or Mobivity is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement by MV or Mobivity or the consummation of the transactions contemplated hereby.

Section 3.04 Non-Contravention.  The execution, delivery and performance by MV or Mobivity of this Agreement do not and will not (i) contravene or conflict with any organizational document of MV or Mobivity, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to MV or Mobivity; (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of MV or Mobivity or to a loss of any benefit to which MV or Mobivity is entitled under any provision of any agreement, contract, or other instrument binding upon MV or Mobivity or any license, franchise, permit or other similar authorization held by MV or Mobivity or (iv) result in the creation or imposition of any Lien on any asset of MV or Mobivity.

Section 3.05 Financial Statements.  The unaudited financial statements of operations for the Mobivity Business taken as a whole for the years ended December 31, 2008 and December 31, 2009 and December 31, 2010 (the “Mobivity Balance Sheet Date”) previously delivered to Buyer fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as indicated in the notes thereto), the financial position of the Mobivity Business taken as a whole as of the dates thereof and its results of operations and cash flows for the periods then ended.

Section 3.06 Absence of Certain Changes.  Except as set forth in Section 3.06 of the Mobivity Disclosure Schedule, since the Mobivity Balance Sheet Date, MV and Mobivity have conducted the Mobivity Business in the ordinary course consistent with past practices and have not:

(a)           suffered any material adverse change in the business, assets, condition (financial or otherwise), results of operations or prospects of the Mobivity Business;

(b)           sold, transferred, leased, licensed or otherwise disposed of any assets or proprerties or any rights thereto (other than in the ordinary course of business);

(c)           declared, set aside or paid any dividend or other distribution, or repurchased, redeemed or other acquired any outstanding shares of capital stock or other securities of, or other ownership interests in MV or Mobivity;

 (d)           incurred, assumed or guaranteed any indebtedness for borrowed money with respect to the Mobivity Business;

(e)           permitted or allowed any of their assets or properties to be subjected to any Lien, other than Liens that will be released at or prior to the Closing;

(f)           made any loan, advance or capital contributions to or investment in any Person;

(g)           suffered any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Mobivity Business or any of their assets or properties;

(h)           allowed any insurance policy covering the Mobivity Business or their assets or properties to lapse or be cancelled or reduced the coverage or increased the deductible under any such insurance policy;

(i)           received any notice of termination of any contract, agreement, lease, license, commitment, sales and purchase order or other instrument (each, a “Contract”);

(j)           transferred or granted any rights under, or entered into any Contract regarding any Technology or Intellectual Property Rights or similar rights (including, without limitation, any settlement regarding the breach or infringement or alleged breach or infringement thereof) or modified any existing rights with respect thereto;

(k)           instituted, been made a party to, settled or agreed to settle, any Proceeding or suffered any material adverse determination in any Proceeding;

(l)  made any transaction or commitment, or entered into any contract or agreement, relating to any of their assets or properties or the Mobivity Business (including the acquisition or disposition of any assets) or relinquished any material contract or other right, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

(m)  changed any method of accounting or accounting practice with respect to the Mobivity Business, except for any such change after the date hereof required by reason of a concurrent change in generally accepted accounting principles;

 (n)  (i) granted any severance or termination pay to any employee of the Mobivity Business, (ii) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any employee of the Mobivity Business, (iii) increased benefits payable under an existing severance or termination pay policies or employment agreements or (iv) increased compensation, bonus or other benefits payable to employees of the Mobivity Business; or

 (o)           entered into any Contract or made any other commitment to take any of the types of actions described in paragraphs (a) through (n) above.

Section 3.07 No Undisclosed Liabilities.  Except as and to the extent set forth in Section 3.07 of the Mobivity Disclosure Schedule, there are no liabilities of MV or Mobivity of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

(a)  Liabilities disclosed or provided for in the unaudited balance sheet of the Mobivity Business as of December 31, 2010 (the “Mobivity Balance Sheet”) previously delivered to Buyer which, in each case,  will be satisfied in full by MV and Mobivity on or before the Closing Date;  and

(b)  Liabilities incurred in the ordinary course of business consistent with past practice since the Mobivity Balance Sheet Date, which in the aggregate are not material to the Mobivity Business and, in each case, will be satisfied in full by MV and Mobivity on or before the Closing Date.

Section 3.08 Properties.

(a) Each of MV and Mobivity has good and marketable title to, or in the case of leased property has valid leasehold interests in, all property or assets (whether real or personal, tangible or intangible) reflected on the Mobivity Balance Sheet or acquired after the Mobivity Balance Sheet Date, except for properties and assets sold since the Mobivity Balance Sheet Date in the ordinary course of business consistent with past practices or as contemplated by this Agreement.  None of such properties and assets is subject to any Lien, except:

(i)  Liens disclosed on the Mobivity Balance Sheet which will be removed on or before the Closing Date;

(ii)  Liens for taxes not yet due; or

(iii)  Liens which do not materially detract from the value of such property or assets as now used.

(b)   There are no developments affecting any of such properties or assets pending or, to the knowledge of any Mobivity Seller threatened, which might materially detract from the value of such property or assets, materially interfere with any present or intended use of such property or assets or materially adversely affect the marketability of such properties or assets.

(c)  The assets included in the MV Assets and the Mobivity Assets constitute all of the property and property rights used or necessary for the conduct of the Mobivity Business in the manner and to the extent presently conducted by MV and Mobivity.  All buildings, structures, leasehold improvements and fixtures, or parts thereof, facilities, equipment and personal property used by MV or Mobivity in the conduct of the Mobivity Business are in good operating condition and repair, ordinary wear and tear excepted.

Section 3.09 Litigation.  Section 3.09 of the Mobivity Disclosure Schedule lists all Proceedings currently or at any time within the last twenty-four months pending or, to the knowledge of any Mobivity Seller, threatened against MV, Mobivity or the Mobivity Business or involving their assets or properties.  None of the matters set forth on Section 3.09 of the Mobivity Disclosure Schedule has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect of the Mobivity Business.  None of the matters set forth on Section 3.09 of the Mobivity Disclosure Schedule could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.   Except as set forth on Section 3.09 of the Mobivity Disclosure Schedule, to the knowledge of any Mobivity Seller, no facts or circumstances exist which are reasonably likely to lead to the instigation of any other Proceeding against or affecting MV, Mobivity, the Mobivity Business or their assets or properties.

Section 3.10 Material Contracts.

(a)  Except for agreements, contracts, plans, leases, arrangements or commitments set forth in Section 3.10 of the Mobivity Disclosure Schedule, neither MV nor Mobivity is a party to or subject to:

(i)           Any lease providing for annual rentals of $1,000 or more;

(ii)  Any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by MV or Mobivity of $1,000 or more;

(iii)  Any sales, distribution or other similar agreement providing for the sale by MV or Mobivity of materials, supplies, goods, services, equipment or other assets that provides for annual payments to MV or Mobivity of $1,000 or more;

(iv)   Any partnership, joint venture or other similar contract or arrangement;

(v)  Any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $1,000;

(vi)  Any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by MV or Mobivity;

 (vii)           Any agency, dealer, reseller, sales representative or similar agreement;

(viii)  Any agreement, contract or commitment that substantially limits the freedom of MV or Mobivity to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any of the assets or properties of MV or Mobivity or which would so limit the freedom of Buyer after the Closing Date;

(ix)           Any agreement, contract or commitment which is or relates to an agreement with or for the benefit of any affiliate of MV or Mobivity; or

(x)  Any other contract or commitment not made in the ordinary course of business that is material to the Mobivity Business.

(b)   The Mobivity Sellers have provided or otherwise made available to Buyer complete and accurate copies of all standard form agreements used by either MV or Mobivity that relate to the Mobivity Business, including all customer agreements, development agreements, distributor or reseller agreements, employee agreements containing intellectual property assignments or licenses or confidentiality provisions, consulting or independent contractor agreements containing intellectual property assignments or licenses or confidentiality provisions, and confidentiality or nondisclosure agreements. Schedule 3.10 of the Mobivity Disclosure Schedule sets forth a complete and accurate list of all Contracts entered into by MV or Mobivity that include deviations from such standard form agreements.

 (c)  Each agreement, contract, plan, lease, arrangement and commitment required to be disclosed on Section 3.10 of the Mobivity Disclosure Schedule is a valid and binding agreement of MV or Mobivity, as applicable, and is in full force and effect, and neither MV or Mobivity nor any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, nor to the knowledge of MV or any Mobivity Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default there under. Except as set forth on Section 3.10 of the Mobivity Disclosure Schedule, each of MV and Mobivity has performed all obligations required to be performed by it under each Contract prior to the Closing.

(d)           Except as set forth on Section 3.10 of the Mobivity Disclosure Schedule, (i) the consummation of the transactions contemplated hereby will not afford any other party the right to terminate, modify, or exercise any right to increased or accelerated performance under, any Contract of MV or Mobivity and (ii) none of such Contracts (A) contains a provision preventing, prohibiting or requiring any consent or notice in connection with the transfer or assignment of such Contract to Buyer or (B) contains a “change of control” or similar provision triggered by the consummation of the transactions contemplated hereby.

Section 3.11 License and Permits.   Section 3.11 of the Mobivity Disclosure Schedule correctly describes each license, franchise, permit or other similar authorization affecting, or relating in any way to, the Mobivity Business, together with the name of the Governmental Entity issuing such license or permit (the “Permits”).  Except as set forth on Section 3.12 of the Mobivity Disclosure Schedule, such Permits are valid and in full force and effect and are transferable by MV and Mobivity, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby.  Upon consummation of such transactions, Buyer will have all right, title and interest to all such Permits.

Section 3.12 Insurance. Section 3.12 of the Mobivity Disclosure Schedule sets forth a list of all insurance policies and fidelity bonds covering the assets or properties of MV and Mobivity, the business and operations of the Mobivity Business and its employees.  There is no claim by MV or Mobivity pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums payable under all such policies and bonds have been paid and each of MV and Mobivity is otherwise in full compliance with the terms and conditions of all such policies and bonds

Section 3.13 Compliance with Laws.  Neither MV nor Mobivity is in violation of, has violated, or to the knowledge of the Mobivity Sellers, is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any law, rule, ordinance or regulation, or judgment, order or decree entered by any court, arbitrator or Governmental Entity applicable to the assets and properties of MV or Mobivity or the conduct of the Mobivity Business.

Section 3.14 Receivables.  All accounts, notes receivable and other receivables (other than receivables collected since the Mobivity Balance Sheet Date) reflected on the Mobivity Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the Mobivity Business at the Closing Date will be, valid genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Mobivity Balance Sheet.  All accounts, notes receivable and other receivables arising out of or relating to the Mobivity Business at the Mobivity Balance Sheet Date have been included in the Mobivity Balance Sheet.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Mobivity Disclosure Schedule contains a complete and accurate list of all Registered IP owned by or filed in the name of MV or Mobivity and any other Intellectual Property Rights and Technology that may be material to the Mobivity Business.

(b) Section 3.15(b) of the Mobivity Disclosure Schedule contains a complete and accurate list of all Intellectual Property Rights or Technology licensed to MV or Mobivity (other than non-customized, executable code, internal use software licenses for software that is not incorporated into, or used directly in the development, manufacturing, or distribution of, MV’s and Mobivity’s products or services and that is generally available on standard terms for less than $1,000 and used in the Mobivity Business as conducted by MV and Mobivity), and the corresponding Contracts in which such Intellectual Property Rights or Technology is licensed to MV or Mobivity.

(c) Section 3.15(c) of the Mobivity Disclosure Schedule contains a complete and accurate list of all Contracts in which any third party has been granted any license under, or otherwise transferred or conveyed any right or interest in, any Mobivity Business IP Rights (other than non-exclusive, internal use licenses granted to end user customers in the ordinary course of business pursuant to MV’s or Mobivity’s standard form of customer agreement provided to Buyer).

(d) MV, Mobivity, all of their products, information, and services, and the Business IP Rights, have never infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any third party. The manufacturing, production, distribution, publication, provision, licensing, and sale of such products, information, and services by Buyer in substantially the same form and manner as MV and Mobivity has manufactured, produced, distributed, published, provided, licensed, and sold such products, information, and services, and the use or exploitation of such Business IP Rights by the Buyer in substantially the same form and manner as MV and Mobivity have used or exploited such Business IP Rights, will not infringe, misappropriate, or otherwise violate the Intellectual Property Rights of any third party. There are no pending or, to the knowledge of any Mobivity Seller, threatened infringement, misappropriation or similar claims or Proceedings against MV or Mobivity or against any other Person who would be entitled to indemnification by MV or Mobivity for any such claim or Proceeding.  Neither MV or Mobivity nor any direct or indirect subsidiary of MV or Mobivity has ever received any notice or other communication (in writing or, or to the knowledge of any Mobivity Seller, otherwise) of any actual, alleged, possible, potential or suspected infringement or misappropriation of any third party’s Intellectual Property Rights by MV or Mobivity or any direct or indirect subsidiary of MV or Mobivity or by any product or service developed, manufactured, distributed, provided or sold by or on behalf of MV or Mobivity or any direct or indirect subsidiary of MV or Mobivity.

(e) To the knowledge of any Mobivity Seller, no third party has infringed, misappropriated, or otherwise violated, and no third party is currently infringing, misappropriating, or otherwise violating, any Business IP Rights.

(f) MV and Mobivity exclusively own, and after the Closing, Buyer will exclusively own, free and clear of all Liens, all right, title, interest in and to the Business IP Rights, and the Business IP Rights include all Intellectual Property Rights and Technology needed to operate the Mobivity Business as currently conducted and currently proposed to be conducted.

(g) Neither the execution, delivery, or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien or restriction on, any of the Business IP Rights; (ii) the release or delivery of any of the Business IP Rights to any other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Business IP Rights.

(h) None of the processes and formulae, research and development results and other know-how relating to the Mobivity Business, the value of which is contingent upon maintenance of the confidentiality thereof, has been disclosed by MV or Mobivity or any affiliate thereof to any Person other than employees, representatives and agents of MV or Mobivity.

Section 3.16 Employees.

(a)           Section 3.17 of the Mobivity Disclosure Schedule sets forth a true and complete list of the names, titles, annual salaries (or wage rates for non-salaried employees) and other compensation of all employees of, and consultants to, the Mobivity Business.

(b)           In the conduct of the Mobivity Business, each of MV and Mobivity is in compliance in all material respects with all federal, state or other applicable laws, respecting employment and employment practices.

(c)           Except as set forth in Section 3.16 of the Mobivity Disclosure Schedule, there are not, and in the past three years have not been, any material claims, grievances or arbitration proceedings, workers’ compensation proceedings, labor disputes (including charges of violations of any federal, state or local laws or regulations relating to current or former employees (including retirees) or current or former applicants for employment), governmental investigations, administrative proceedings or other Proceedings of any kind pending or threatened against MV or Mobivity, in each case that relate to the their conduct of the Mobivity Business, their employees or employment practices, or operations as they pertain to conditions of employment; nor is MV or Mobivity subject to any order or decree arising from any such matter.

(d)           At the Closing, all salaries, wages, vacation pay, bonuses, commissions and other compensation due from MV and Mobivity will have been paid.

Section 3.17 Environmental Compliance. Each of MV and Mobivity has obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any  Environmental Laws in connection with the Mobivity Business.  There are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Mobivity Business or any asset or property of MV or Mobivity that violate or may violate any Environmental Law after the Closing Date or that may give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

Section 3.18 Tax Matters.  Except as set forth in Section 3.18 of the Mobivity Disclosure Schedule:

(a) Each Mobivity Seller has timely paid all Taxes, and all interest and penalties due thereon and payable by it for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any MV Asset or Mobivity Asset, would otherwise adversely affect the Mobivity Business or would result in Parent or Buyer becoming liable or responsible therefore.

(b) Each Mobivity Seller has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay all Tax liabilities, assessments, interest and penalties which arise from or with respect to the MV Assets, the Mobivity Assets or the operation of the Mobivity Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any MV Asset or Mobivity Asset, would otherwise adversely affect the Mobivity Business or would result in Parent or Buyer becoming liable or responsible therefore.

Section 3.19     Customers.  Section 3.19 of the Mobivity Disclosure Schedule lists all active customers of the Mobivity Business and, for each such customer, (a) lists all agreements or other arrangements between MV or Mobivity and the customers, (b) summarizes all material terms and conditions of the agreements or other arrangements and (c) list any unearned revenue or customer deposits associated with the agreements or other arrangements.  Neither MV nor Mobivity has received any written, oral or other notice (including by email, text message or otherwise) that any customer expects or intends to cease doing business with MV or Mobivity, reduce the amount of business such customer does with MV or Mobivity or modify its relationship with MV or Mobivity in a manner adverse to the Mobivity Business.

Section 3.20 Books and Records.  The records and documents of each of MV and Mobivity accurately reflect in all material respects the information relating to the Mobivity Business, the location of their respective assets and properties, and the nature of all transactions giving rise to the obligations or accounts receivable of the Mobivity Business.

Section 3.21 Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of  any Mobivity Seller who might be entitled to any fee or commission from Buyer or Parent or any of their respective affiliates upon consummation of the transactions contemplated by this Agreement.

Section 3.22  Absence of Certain Relationships.   None of (a)  any Mobivity Seller, (b) any executive officer of MV or Mobivity, or (c) any member of the immediate family of the Persons listed in (a) through (b) of this sentence, has any financial or employment interest in any subcontractor, supplier, or customer of the Mobivity Business (other than holdings in publicly held companies of less than 2% of the outstanding capital stock of any such publicly held company).

Section 3.23 No Questionable Payments.  Neither any Mobivity Seller, nor any officer, agent, employee, or other person associated with, or acting on behalf of, any Mobivity Seller, nor any stockholder or member of any Mobivity Seller has, directly or indirectly:  used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

Section 3.24 Completeness of Disclosure.  No representation or warranty by any Mobivity Seller in this Agreement contains or, and at the Closing Date will contain, an untrue statement of material fact or omits or, at the Closing Date, will omit to state a material fact required to be stated therein or necessary to make the statements made not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE MOBIVITY SELLERS

The Mobivity Sellers, jointly and severally, hereby represent and warrant to Parent and Buyer that:

Section 4.01                                Representations and Warranties Regarding the Mobivity Business.  The representations and warranties set forth in Article III hereof are true and correct.

Section 4.02                                 Authority.  Each Mobivity Seller has approved this Agreement and duly authorized the execution and delivery hereof.  Each Mobivity Seller has full power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby and in connection herewith.

Section 4.03   Independent Representation.  Each Mobivity Seller have been advised to consult with his or its own attorney regarding legal matters concerning the purchase and sale of the MV Shares and the Mobivity Assets, and with a tax advisor regarding the tax consequences thereof.

  Section 4.04   Investment Representations and Covenants.  Each Mobivity Seller represents and warrants that:

(a)           He or it is acquiring the Acquiror Securities for investment for his or its own account and not with a view to distribution or resale thereof, and that he or it will not sell or otherwise transfer the Acquiror Securities except in accordance with the provisions of the Securities Act and the rules and regulations promulgated under the Securities Act by the Securities and Exchange Commission (the “Commission”) and all applicable provisions of state securities laws and regulations.  He or it further acknowledges that he or it understands the foregoing to mean that he or it will not sell or otherwise transfer any Acquiror Securities unless such securities are registered under the Securities Act and any other applicable federal or state securities laws, or he or it obtains an opinion of counsel satisfactory to Parent (both as to the issuer of the opinion and the form and substance thereof) that the Acquiror Securities may be transferred in reliance on an applicable exemption from the registration requirements of such laws.

(b)           He or it understands that acquisition of the Acquiror Securities is a speculative investment involving a high degree of risk of the loss, and he or it is qualified by knowledge and experience to evaluate investments of this type. He or it further acknowledges that he or it has carefully considered the potential risks relating to an investment in the Acquiror Securities.

(c)           He or it is able to bear the economic risk of losing his entire investment in the Acquiror Securities.

(d)           He or it understands and acknowledges that the Acquiror Securities have not been registered under the Securities Act, or the securities laws of any state and, as a result thereof, are subject to substantial restrictions on transfer. He or it further acknowledges that the certificate or certificates representing the Acquiror Securities shall bear a legend in substantially the form set forth in Section 2.02 hereof.

(e)           He or it has been afforded access to all material information (including, without limitation, Parent’s Form 8-K filed with the Commission on November 8, 2010, Parent’s Form 8-K/A filed with the Commission on November 15, 2010 and Parent’s Form 10-K for the fiscal year ended September 30, 2010 filed with the Commission on December 27, 2010 and all other reports, schedules, forms, statements and other documents filed by Parent with the Commission)  that it has requested relevant to its decision to acquire the Acquiror Securities and to ask questions of Parent’s management.  It further acknowledges that, except as set forth herein, neither Parent or Buyer nor anyone acting on behalf of Parent or Buyer has made any representations or warranties to the Mobivity Seller (or any person acting on their behalf) which have induced, persuaded, or stimulated it to acquire such Acquiror Securities, including (without limitation) as to the future price or value of the Acquiror Securities.

(f)           He or it is an “accredited investor” within the meaning of Rule 501 under the Securities Act.  Either alone, or together with his or its investment advisor(s), such Mobivity Seller has the knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the prospective investment in the Acquiror Securities, and Seller is and will be able to bear the economic risk of the investment in such Acquiror Securities.

(i)           He or it understands and agrees not to engage in any hedging transactions involving any of the Parent Shares unless such transactions are in compliance with the provisions of the Securities Act and in each case only in accordance with applicable state securities laws.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
BUYER

Buyer hereby represents and warrants to the Mobivity Sellers that:

Section 5.01 Organization.  Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

Section 5.02 Corporate Authorization.  The execution, delivery and performance by Parent and Buyer of this Agreement and the consummation by each of Parent and Buyer of the transactions contemplated hereby are within their respective corporate powers and have been duly authorized by all necessary corporate action of each of Parent and Buyer.  This Agreement has been duly and validly executed and delivered by each of Parent and Buyer and constitutes a valid and binding agreement of each of Parent and Buyer, enforceable against them in accordance with its terms.    The issuance of the Buyer Note has been duly authorized by all necessary corporate action of Buyer and, when executed and delivered by Buyer in accordance with the terms hereof, will constitute a valid and binding agreement of Buyer, enforceable against it in accordance with its terms.

Section 5.03 Governmental Authorization; Consents.

(a) The execution, delivery and performance by Parent and Buyer of this Agreement require no action by or in respect of, or filing with, any Governmental Entity.

(b) No consent, approval, waiver or other action by an Person (other than any Governmental Entity referred to in (a) above) under any contract, agreement, indenture, lease, instrument, or other document to which Parent or Buyer is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement by Parent or Buyer or the consummation of the transactions contemplated hereby.

Section 5.04 Non-Contravention.  The execution, delivery and performance by Parent and Buyer of this Agreement do not and will not (i) contravene or conflict with the articles of incorporation or bylaws of Parent or Buyer, or (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or Buyer.

Section 5.05 Commission Documents, Financial Statements.  Parent has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing including filings incorporated by reference therein being referred to herein as the “Commission Documents”).  At the times of their respective filings, the Form 8-K filed by Parent with the Commission on November 8, 2010, as amended by the Form 8-K/A filed by Parent with the Commission on November 15, 2010  (together, the “Form 8-K”) and Parent’s Form 10-K for the fiscal year ended September 30, 2010 (the “Form 10-K”) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and the Form 8-K and Form 10-K did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of Parent and Buyer included in the Commission Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission.  Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of Parent and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

Section 5.06 Absence of Certain Changes.  Since September  30, 2010, except as disclosed in the Commission Documents, there has not been any material adverse change in the business, operations, properties, prospects or financial condition of Parent and its subsidiaries, taken as a whole.

Section 5.07 Litigation.  There is no Proceeding against, or to the knowledge of Parent and Buyer threatened against or affecting, Parent or Buyer before any court or arbitrator or any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

Section 5.08 Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or Buyer who might be entitled to any fee or commission from any Mobivity Seller or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.09 Validity of Parent Shares to be Issued.  The Parent Shares to be issued at the Closing are validly authorized and, when such Parent Shares have been duly delivered pursuant to the terms of this Agreement, will not have been issued in violation of any preemptive or similar right of stockholder. When the Parent Shares have been duly delivered pursuant to the terms of this Agreement, such Parent Shares will be validly issued, fully paid, and nonassessable.

ARTICLE VI
COVENANTS

Section 6.01 Covenants of the Mobivity Sellers.  The Mobivity Sellers agree that:

(a) No Inconsistent Actions.  During the period from the date of this Agreement and continuing until the Closing Date, Seller will not (i) take or agree or commit to take any action that would make any representation and warranty of Seller inaccurate in any respect at, or as of any time prior to, the Closing Date, or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

(b) Confidentiality.  Prior to the Closing Date and after any termination of this Agreement, each Mobivity Seller and each of their affiliates will hold, and will use best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Parent or Buyer furnished to any Mobivity Seller or their affiliates in connection with the transaction contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by a Mobivity Seller, (ii) in the public domain through no fault of any Mobivity Seller or (iii) later lawfully acquired by a Mobivity Seller from sources other than Parent and Buyer; provided that a Mobivity Seller may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its lenders in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by the  Mobivity Sellers of the confidential nature of such information and are directed by the Mobivity Sellers to treat such information confidentially.  The obligation of the Mobivity Sellers and their affiliates to hold such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.  If this Agreement is terminated, the Mobivity Sellers and their affiliates will, and will use best efforts to cause their respective officers, directors, members, managers, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by the Mobivity Sellers and their affiliates or on their behalf from Parent or Buyer in connection with this Agreement that are subject to such confidence.

(c) Access to Information.  Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Mobivity Sellers shall afford to the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours during the period prior to the Closing, to the Mobivity Sellers’ properties, books, contracts, commitments and records to the extent relating to the Mobivity Business and, during such period, the Mobivity Sellers shall furnish promptly to the other all information concerning the Mobivity Business as Buyer may reasonably request.  Unless otherwise required by law or court order, Buyer will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of Buyer, and in the event of termination of this Agreement for any reason Buyer shall promptly return all nonpublic documents obtained from the Mobivity Sellers, and any copies or summaries made of such documents, to the Mobivity Sellers.

(d) Noncompetition.

(i)           Each of Mobivity Seller agrees that for a period of thirty full months following the Closing Date, neither any Mobivity Seller nor any of their affiliates shall (x) engage, either directly or indirectly, as a principal or for his or its own account or solely or jointly with others, or as an equity interest holder in or lender to, in any business that competes with the Mobivity Business as it exists on the Closing Date within the United States; or (y) directly or indirectly solicit or induce any Person that was a customer or supplier or active prospective customer or supplier of the Mobivity Business as of the Closing to terminate its business relationship with Buyer or to patronize any business directly in competition with the Mobivity Business as it exists on the Closing Date within the United States.

(ii)           Each Mobivity Seller acknowledges and agrees that (a) he or it is selling the goodwill related to the Mobivity Business to Buyer in the transactions contemplated by this Agreement, (b) the relationships that the Mobivity Business has with its customers, and suppliers are significant relationships necessary for Buyer to continue to conduct the Mobivity Business, (c) the Mobivity Business has national scope, and (d) Buyer has a reasonable, necessary and legitimate business interest in protecting the aforesaid assets and relationships, and that the covenants set forth in this Section 6.01(e) are reasonable in scope, duration and geographic area, and are necessary in order to protect these legitimate business interests.  Each Mobivity Seller also acknowledges and agrees that the covenants it or he makes herein will not prevent it or he from practicing its or his profession for clients in any industry other than those covered by the Mobivity Business or as permitted herein, and that its or his skills and expertise are transferable to serve clients operating in other industries.  Further, each Mobivity Seller has been advised by Buyer that the covenants and agreements set forth in this Section 6.01(e) are a material reason Buyer has agreed to consummate the transactions contemplated hereby.

(iii) If any provision contained in this Section 6.01(e) shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.  Each Mobivity Seller acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach.  Each Mobivity Seller agrees that Buyer shall be entitled to injunctive relief requiring specific performance by the Mobivity Seller of this Section, and each Mobivity Seller consents to entry thereof.

Section 6.02 Covenants of Buyer.  Buyer agrees that:

(a) No Inconsistent Actions.  During the period from the date of this Agreement and continuing until the Closing Date, Parent and Buyer will not (i) take or agree or commit to take any action that would make any representation and warranty of Parent or Buyer inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

(b) Confidentiality.  Prior to the Closing Date and after any termination of this Agreement, Buyer and its affiliates (including Parent) will hold, an will use best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning MV or Mobivity furnished to Buyer or its affiliates in connection with the transaction contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than any Mobivity Seller; provided that Parent and Buyer may disclose such information to their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to their respective lenders so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially.  The obligation of Buyer and its affiliates to hold such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.  If this Agreement is terminated, Buyer and its affiliates will, and will use best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to MV and Mobivity, upon request, all documents and other materials, and all copies thereof, obtained by Buyer and its affiliates or on their behalf from Seller in connection with this Agreement that are subject to such confidence.

Section 6.03 Covenants of All Parties.  Each party agrees that:

(a) Best Efforts.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.  The parties each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(b) Certain Filings.  The parties will cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is require or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(c) Public Announcements.  The Mobivity Sellers understand that Parent is a publicly traded corporation, and that the disclosure of information concerning Parent and its business affairs and financial condition is strictly regulated by the Commission and other legal and administrative bodies.  Accordingly, each  Mobivity Seller hereby agree (i) that Parent may make or disseminate any public statement, press release or other disclosure concerning this Agreement, any schedule or exhibit attached hereto, or the transactions and relationships contemplated hereby and thereby  as it deems necessary to comply with applicable law or regulation (including, without limitation, the filing of this Agreement and its exhibits and schedules) and (ii) to take reasonable measures not to make or disseminate any public statement, press release or other disclosure concerning this Agreement, any schedule or exhibit attached hereto, or the transactions and relationships contemplated hereby and thereby, without the prior written consent of Parent (which consent may be given or withheld in its sole discretion).

(d) Notices.  Each of the parties shall give prompt notice to the other party of: (i) any notice of, or other communication relating to, a default or event which, with notice or the lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Closing, under any agreement, indenture or instrument material to the financial condition, properties, businesses or results of operations of it and its subsidiaries, taken as a whole, to which it or any of its subsidiaries is a party or is subject; and (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, which consent, if required, would breach the representations contained in Articles III, IV and V.

(e) Tax Cooperation; Allocation of Taxes.

(i) The Mobivity Sellers and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the MV Assets, the Mobivity Assets and the Mobivity Business as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return.  The Mobivity Sellers and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Mobivity Business and each shall execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Section 6.03(e).

(ii) All real property, personal property and similar ad valorem obligations levied with respect to the MV Assets or the Mobivity Assets for a taxable period which includes (but does not end on) the Effectiive Date shall be apportioned between the Mobivity Sellers and Buyer as of the Effective Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period.  The Mobivity Sellers shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.  Within 90 days after the Closing, the Mobivity Sellers and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.03(e) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 30 days after receipt of such statement by certified mail, express mail or personal service.  Thereafter, the Mobivity Sellers shall notify Buyer upon receipt of any bill for real or personal property taxes relating to the MV Assets or Mobivity Assets, part or all of which are attributable to the Post-Closing Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate taxing authority, provided that if such bill covers the Pre-Tax Closing Period, the Mobivity Sellers shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period.  In the event that either any Mobivity Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 6.03(e), the other party shall make such reimbursement promptly, but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.  Any payment required under this Section and not made within 30 days after receipt of the statement by certified mail, express mail or personal service shall bear interest at a rate of 10% per annum.

(iii) Any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the MV Assets and Mobivity Assets to Buyer and any recording or filing fees with respect thereto shall be the responsibility of the Mobivity Sellers.

(f) Employee Matters.  Each Mobivity Seller acknowledges and agrees that neither Buyer nor any of its affiliates will offer employment to any employees of the Business. The Mobivity Sellers shall retain all obligations and liabilities under any employee benefit plans and benefit arrangements in respect of each employee or former employee (including any beneficiary thereof) of the Mobivity Business, and neither Buyer nor any affiliate shall have any liability with respect thereto. Except as expressly set forth herein, no assets of any Employee benefit plan or benefit arrangement shall be transferred to Buyer or any of its affiliates or to any plan of Buyer or any of its affiliates.

ARTICLE VII
CONDITIONS

Section 7.01 Conditions to Each Party's Obligations.  The obligation of each party to consummate the Closing is subject to the satisfaction of the following conditions:

(a) All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, any Governmental Entity, and all required third party consents (as set forth on Section 3.03 of the Mobivity Disclosure Schedule), shall have been filed, occurred or been obtained.

(b) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Closing and shall be in effect.

Section 7.02 Conditions to Obligations of Parent and Buyer.  The obligations of Parent and Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) The representations and warranties of the Mobivity Sellers set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b) Each Mobivity Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Buyer shall have received a certificate signed by each Controlling Owner confirming Sections 7.02(a) and (b).

(d) Buyer shall have received (i) resolutions duly adopted by the Board of Directors of MV and the members of Mobivity approving the execution and delivery of this Agreement and all other necessary or proper organizational action to enable the Mobivity Sellers to comply with the terms of this Agreement, and (ii) all other documents it may reasonably request relating to the existence of MV and Mobivity and the authority of MV and Mobivity for this Agreement, all in form and substance reasonable satisfactory to Buyer.

Section 7.03 Conditions to Obligation of Mobivity Sellers.  The obligation of the Mobivity Sellers to consummate the Closing is subject to the following further conditions:

(a) The representations and warranties of Parent and Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b) Parent and Buyer shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) The Mobivity Sellers shall have received a certificate signed by the Chief Executive Officer of each of Parent and Buyer confirming Section 7.03(a) and (b).

(d) The Mobivity Sellers shall have received (i) resolutions duly adopted by the Boards of Directors of Parent and Buyer approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable Buyer to comply with the terms of this Agreement, and (ii) all other documents it may reasonably request relating to the existence of Parent and Buyer and the authority of Parent and Buyer for this Agreement, all in form and substance reasonable satisfactory to the Mobivity Sellers.

ARTICLE VIII
SURVIVAL; INDEMNIFICATION

Section 8.01 Survival.  The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the second anniversary of the Closing  (giving effect to any waiver, mitigation or extension thereof), or (a) in the case of Section 3.01, 3.02, 3.03 , 3.04, 3.08, 3.15 or 3.18 or Article IV or Section 6.03(e) , until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof), (b) in the case of Section 6.01(d), for the period set forth therein and (c) in the case of Section 6.01(b) or 6.02(b).  Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 8.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 8.02 Indemnification.

(a) Each Mobivity Seller, jointly and severally, hereby indemnifies Parent and Buyer against and agrees to hold them harmless from any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damages”) incurred or suffered by Parent or Buyer arising out of (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by any Mobivity Seller pursuant to this Agreement, (ii) any liability or obligation of any Mobivity Seller whether arising before or after the Effective Date,  or (iii) any and all Taxes payable by any Mobivity Seller for all taxable periods, whether before, on or after the Effective Date.

(b) Buyer hereby indemnifies the Mobivity Sellers against and agrees to hold it harmless from any and all Damages incurred or suffered by a Mobivity Seller arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Parent or Buyer pursuant to this Agreement.

(c)   The liability of the Mobivity Sellers, on the one hand, and Buyer, on the other hand, for all claims of indemnification for Damages made pursuant to Sections 8.2(a) and 8.2(b), respectively, shall not exceed $1,000,000 (the “Cap”), provided, that the Cap shall not apply to the liability of a Mobivity Seller for a violation of the covenants of Section 6.01(d).

Section 8.03 Procedures.  The party seeking indemnification under Section 8.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section.  The Indemnifying Party may at the request of the Indemnified Party participate in and control the defense of any such suit, action, or proceeding at its own expense.  The Indemnifying Party shall not be liable under Section 8.02 for any settlement effected without its consent (which consent will not be unreasonably withheld) of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

ARTICLE IX
TERMINATION AND AMENDMENT

Section 9.01 Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)	by mutual consent of Buyer and the Mobivity Sellers;

(b)
by either Buyer or the Mobivity Sellers if the Closing shall not have been consummated before April 30, 2011 (unless the failure to consummate the Closing by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement); or

(c)
by either Buyer or the Mobivity Sellers if (i) the conditions to such party's obligations shall have become impossible to satisfy or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Closing shall have become final and non-appealable.

Section 9.02 Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 9.01 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of Sections 6.01(b) and  6.02(b).  Nothing contained in this Section 9.02 shall relieve any party from liability for any breach of this Agreement.

Section 9.03 Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.04 Extension; Waiver.  At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE X
MISCELLANEOUS

Section 10.01 Notices.  All notices and other communications hereunder shall be in writing (and shall be deemed given upon receipt) if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Buyer, to:

CommerceTel Corporation
8929 Aero Drive, Suite E
San Diego, CA
Attn: Dennis Becker, CEO
and

(b) if to any Mobivity Seller, to

Mobivity, LLC.
8131 Taylor Court
Princeton Junction, NJ 08540
Attn: Greg Harris, CEO

Section 10.02 Descriptive Headings.  The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 10.03 Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 10.04 Entire Agreement; Assignment.  This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than any confidentiality agreement between the parties; any provisions of such agreements which are inconsistent with the transactions contemplated by this Agreement being waived hereby) and (b) shall not be assigned by operation of law or otherwise, provided that Buyer may assign its rights and obligations to any other wholly owned subsidiary of Buyer, but no such assignment shall relieve Buyer of its obligations hereunder if such assignee does not perform such obligations.

Section 10.05 Governing Law; Jurisdiction.  This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of New York without regard to any applicable principles of conflicts of law. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.  The parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in San Diego County, California, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that San Diego County, California is not the proper venue.  The parties irrevocably consent to personal jurisdiction in the state and federal courts of the state of California.  The parties consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 10.05 shall affect or limit any right to serve process in any other manner permitted by law.  The parties hereby agree that the prevailing party in any suit, action or proceeding arising out of or relating to this Agreement shall be entitled to reimbursement for reasonable legal fees from the non-prevailing party.  The parties hereby waive all rights to a trial by jury.

Section 10.06 Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 10.07 Expenses.  Whether or not the Closing is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 10.08 Bulk Sales Laws.  Buyer and  the Mobivity Sellers each hereby waive compliance by MV and Mobivity with the “bulk sales”, “bulk transfer” or similar laws of any state.  Each Mobivity Seller agrees to indemnify and Buyer harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer or any of its affiliates as a result of any failure to comply with any such “bulk sales”, “bulk transfer” or similar laws.

Section 10.09 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

IN WITNESS WHEREOF, Parent, Buyer, MV, Mobivity and the Controlling Owners have caused this Agreement to be signed as of the date first written above.

COMMERCETEL CORPORATION

By:

Name:  Dennis Becker, Chief Executive Officer

COMMERCETEL, INC.

By:

Name:  Dennis Becker, Chief Executive Officer

MOBILE VISIONS, INC.

By:

Name:  Greg Harris, Chief Executive Officer

MOBIVITY, LLC

By:

Name:  Gregory Harris, Chief Executive Manager

CONTROLLING OWNERS:

___________________________

Gary Laden

___________________________

Gregory Harris

___________________________

Mark Harris

Exhibit B to Acquisition Agreement
Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), effective as of April 1, 2011, between CommerceTel, Inc., a Nevada corporation (“Buyer”) and [Mobile Visions, Inc., a Delaware corporation][ Mobivity, LLC, a Delaware limited liability company] (“Seller”).

 WHEREAS, Seller and Buyer have concurrently herewith consummated the purchase by Buyer of the [MV Asset]Mobivity Assets] pursuant to the terms and conditions of the Acquisition Agreement, dated April 8, 2011 and effective as of April 1, 2011, among CommerceTel Corporation, Buyer, Mobivity, LLC, Mobile Visions, Inc. and the Controlling Owners named therein (the “Acquisition Agreement”; terms defined in the Acquisition Agreement and not otherwise defined herein being used herein as therein defined);

NOW, THEREFORE, in consideration of the sale of the Purchased Assets and in accordance with the terms of the Acquisition Agreement, Buyer and Seller agree as follows:

1.  Seller does hereby sell, transfer, assign and deliver to Buyer all of the right, title and interest of Seller in, to and under the [MV Assets][Mobivity Assets], and Buyer does hereby accept all of the right, title and interest of Seller in, to and under the [MV Assets][Mobivity Assets].

2.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  It shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws.  Any action, suit, or proceeding arising out of, based on, or in connection with this Agreement or the transactions contemplated hereby may be brought in San Diego County, California and each party covenants and agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit, or proceeding, any claim that it or he is not subject personally to the jurisdiction of such court, that its or his property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

CommerceTel, Inc.

_________________________
By:

[Mobile Visions, Inc.][Mobivity LLC]

_________________________
By: